UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

Form 8-K

———————

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2010

———————

GULFSTREAM INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

———————

Delaware	001-33884	20-3973956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Griffin Road, 4th Floor, Ft. Lauderdale, Florida 33312

Telephone No.: (954) 985-1500

(Address and telephone number of Registrant's principal

executive offices and principal place of business)

———————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04

Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 11, 2010, Gulfstream International Group, Inc. (the “Company”) received a notice of default (the “Default Notice”) from Raytheon Aircraft Credit Corporation (“RACC”), the Company’s principal aircraft lessor, pursuant to which RACC notified the Company that the Company is in default of the payment of certain obligations under Airliner Operating Lease Agreements, each dated August 7, 2003, and amended on August 2, 2005, and March 15, 2006 (the “Lease Agreements”), by and between the Company and RACC, pursuant to which the Company currently leases from RACC twenty-one (21) Beech 1900D Airliners. The default resulted as a result of the Company’s failure to make its scheduled lease payments for the month of February. Accordingly, RACC demanded that the Company make such payments on or before February 19, 2010. The failure to make such payment would have given RACC the right to terminate the Lease Agreements, thereby prohibiting the Company from using such airplanes. Also pursuant to the Default Notice, RACC claimed that the Company is in default in make certain other payments under a separate agreement dated as of December 19, 2008 by and the Company and RACC (the “December Agreement”), which defaults are also considered to be defaults under the Lease Agreements. RACC indicated in the Default Notice that if the Company made the required payments under the Lease Agreements by February 19, 2010, it is prepared to discuss the manner in which the Company can cure or otherwise address the December Agreement defaults.

On February 19, 2010, the Company made the required payment to RACC which allowed it to continue operating the airplanes covered by the Lease Agreements. In addition, on February 19, 2010, RACC advised the Company that it would forebear from exercising any of its rights under the December Agreement or the Lease Agreements, provided, that the Company remains current in payment of future lease payments and provides RACC over the next two months with a mutually acceptable debt and financial restructuring plan that provides for a feasible basis to enable the Company to continue to meet its ongoing financial obligations under the Lease Agreement and commence to repay amounts due under the December Agreement. Although the Company believes that it will be able to establish a plan that is acceptable to RACC, there can be no assurance that the Company will be able to do so, or will not otherwise default in future payments under the Lease Agreements.

Item 8.01

Other Events.

Although the Company believes that its revenues and liquidity will improve through the period ending March 31, 2010, the Company is also actively seeking short-term debt financing to meet its near-term liquidity requirements and to allow sufficient time to increase its equity capital base to support long-term growth opportunities. The Company has received non-binding proposals for additional debt financing which it is seeking to consummate. In addition, the Company has engaged an investment banking firm to assist the Company in connection with equity financing efforts.

There can be no assurance that any such short-term financing arrangements will be consummated or that, even if consummated, that the Company will be able to subsequently raise additional equity to reduce debt to improve its balance sheet and enhance working capital. If additional financing is not completed in the near-term, the Company would experience an immediate and significant liquidity shortfall, and would be unable to fund operations or meet its financial obligations.

Item 9.01

Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFSTREAM INTERNATIONAL GROUP, INC.

Date: February 22, 2010	By:	/s/ DAVID F. HACKETT
David F. Hackett Chief Executive Officer